Exhibit 99.1

Sono-Tek Enters New Banking Relationship with M&T Bank

MILTON, N.Y., Dec. 22 /PRNewswire-FirstCall/ -- Sono-Tek Corporation, (OTC Bulletin Board: SOTK) announced that it had entered into a new lending relationship with M&T Bank. The new lending facility is composed of a revolving line of credit of $500,000 and a $150,000 capital improvement facility. Initial borrowings of $350,000 under the line of credit will be used to repay more costly borrowings from a previous banking relationship and other small loans.

Christopher L. Coccio, Sono-Tek’s President/CEO was quoted “We are very pleased with the service afforded us by M&T Bank, by the Highland Office branch on both our commercial accounts, credit card services and now by its Hudson Valley regional lending officers and look forward to this new expanding banking relationship. All of our short-term borrowings are now concentrated with M&T Bank. M&T is a community-based bank with several branches close to our Hudson Valley manufacturing facility and yet it provides all the services of a major money center bank that are required to back up our growing domestic and international business. The branch and lending personnel are efficient in their day-to-day transaction processing and have reduced our annual banking fees and now the excellent package put together by the regional lending group will also reduce our interest costs.”

For further information, contact Dr. Christopher L. Coccio, President and CEO at 845-795-2020, or visit our website at http://www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.

SOURCE  Sono-Tek Corporation

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          /CONTACT: Dr. Christopher L. Coccio, President and CEO of Sono-Tek Corporation, +1-845-795-2020 /
          /Web site:  http://www.sono-tek.com /